OLSHAN GRUNDMAN FROME & ROSENZWEIG
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200


                                                          April 2, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re:      GST Telecommunications, Inc. -
                           REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"). The Registration Statement relates to (i) the issuance of 1,497,102 common shares, without par value, of the Company (the "Common Shares") issued and to be issued by the Company to (a) former shareholders of Call America Business Communications Corp. and affiliated companies (collectively "Call America") in connection with the acquisition by the Company by means of a merger of Call America; and (b) former shareholders of Tri-Star Residential Communications Corp. ("Tri-Star") in connection with the acquisition by the Company of all of the outstanding capital stock of Tri-Star; and (ii) the reoffer and resale by certain selling shareholders of Common Shares acquired by way of gift from persons who received such Common Shares in connection with the acquisition by the Company by means of a merger of TotalNet Communications Inc. ("TotalNet"). The aforementioned selling shareholders are referred to herein collectively as the "Selling Shareholders" (such 1,497,102 Common Shares being hereinafter referred to as the "Shares"). The Shares have been or will be issued in accordance with that certain Agreement and Plan of Merger dated as of September 26, 1996, as amended (the "Call America Merger Agreement"), by and among Call America, certain selling shareholders, the Company and GST Newco of California, Inc.; that certain Stock Purchase Agreement dated as of September

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Securities and Exchange Commission
April 2, 1997
Page -2-

4, 1996 ("the Stock Purchase Agreement") by and among Tri-Star, Glenn R. Meyer, Frederick W. Grimm, John Goodman, Gregory C. Roberts, GST Telecom Inc. and the Company; and that certain Agreement and Plan of Merger dated September 27, 1996 (the "TotalNet Merger Agreement") by and among TotalNet, GST Newco of Texas, Inc. and the Company.

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and By-laws of the Company, the Call America Merger Agreement, the Stock Purchase Agreement and the TotalNet Merger Agreement, minutes of meetings of the Board of Directors and shareholders of the Company and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that, when issued and paid for in accordance with the terms of the Call America Merger Agreement, the Stock Purchase Agreement and the TotalNet Merger Agreement, as the case may be, the Shares have been or will be duly and validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied exclusively upon the opinion of O'Neill & Company, an association of independent law corporations, Vancouver, British Columbia.

         We advise you that Stephen Irwin, the Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 61,345 Common Shares and holds options and warrants to purchase an aggregate of 615,000 Common Shares. In addition, other attorneys of this firm hold Common Shares and/or options to purchase Common Shares.

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Securities and Exchange Commission
April 2, 1997
Page -3-

         We consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.

                                   Very truly yours,

                                   /S/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
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                                       OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP